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FIRST                                                  NBD Bank
CHICAGO                                                611 Woodward Avenue
NBD                                                    Mail Suite MI1-8074
                                                       Detroit, MI 48226
                                                       Telephone: (313) 225-2531
                                                       Fax: (313) 226-0855

Thomas A. Gamm
Vice President

                                   EXHIBIT 4.1
                      SECOND AMENDMENT TO CREDIT AGREEMENT


April 1, 1999


Mr. Michael Yeager
Chief Financial Officer
Childtime Childcare, Inc.
38345 West 10 Mile Road
Suite 100
Farmington Hills, MI  48335

Dear Mike:

This letter serves to confirm that Childtime Childcare, Inc. has requested a $5,000,000 reduction in the Revolving Credit that NBD Bank provides to Childtime as described in the February 1, 1996 Credit Agreement. This reduction will become effective on April 5, 1999 and will reduce the commitment amount to $5,000,000. We will eliminate the unavailable tranche of the facility.

The $5,000,000 Revolving Credit will continue to include a sub-limit for letters of credit in amounts not to exceed $1,275,000 in aggregate. The Revolving Credit shall continue to have a maturity date of January 31, 2002.

If you have any questions, please do not hesitate to call me. Otherwise, please acknowledge your agreement to the terms stated above by signing below and returning this letter to my attention, first by fax and then by mail.

Sincerely,

/s/ Thomas A. Gamm
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Acknowledged and Agreed to this 2 day of April, 1999

CHILDTIME CHILDCARE, INC.

By:  /s/ Michael M. Yeager
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Its: CFO
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